As filed with the Securities and Exchange Commission on October 26, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AGA MEDICAL HOLDINGS, INC.

(Exact name of Company as specified in its charter)

Delaware	41-1815457
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

5050 Nathan Lane North
Plymouth, MN 55442
Telephone: (763) 513-9227

(Address including zip code, and telephone number, including area code, of principal executive offices)

AGA MEDICAL HOLDINGS, INC. 2006 EQUITY INCENTIVE PLAN

AGA MEDICAL HOLDINGS, INC. 2008 EQUITY INCENTIVE PLAN

AGA MEDICAL HOLDINGS, INC. 2008 EMPLOYEE STOCK PURCHASE PLAN

(Full titles of the plans)

John R. Barr
President and Chief Executive Officer
AGA Medical Holdings, Inc.
5050 Nathan Lane North
Plymouth, MN 55442

(Name and address of agent for service)

(763) 513-9227

(Telephone number, including area code, of agent for service)

With copies to:

John B. Tehan, Esq.
Kenneth B. Wallach, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common stock, $0.01 par value	5,454,544	$12.30	$67,090,891.20	$3,743.68
(1)

This Registration Statement registers 2,952,181 shares of common stock of the registrant underlying outstanding but unexercised options previously granted under the AGA Medical Holdings, Inc. 2006 Equity Incentive Plan (the “2006 EIP”), 1,942,923 shares of common stock of the registrant issuable under the AGA Medical Holdings, Inc. 2008 Equity Incentive Plan (the “2008 EIP”), and 559,440 shares of common stock of the registrant issuable under the AGA Medical Holdings, Inc. 2008 Employee Stock Purchase Plan (the “ESPP” and, together with the 2006 EIP and 2008 EIP, the “Plans”), as well as an indeterminate number of additional shares of common stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based (i), with respect to the 2,952,181 shares underlying outstanding options previously granted under the 2006 EIP, on the weighted average per share exercise price of such outstanding but unexercised options equal to approximately $10.42 (based on a $30,761,835 aggregate exercise price) and (ii), with respect to the 1,942,923 shares issuable under the 2008 EIP and 559,440 shares issuable under the ESPP, on the price per share of common stock in the Registrant’s initial public offering pursuant to its Registration Statement on Form S-1 (File No. 333-151822) filed with the Securities and Exchange Commission relating to the initial public offering, equal to $14.50.

TABLE OF CONTENTS

PART I INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS	3

PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT	3

Item 3. Incorporation of Documents by Reference.	3

Item 4. Description of Securities.	3

Item 5. Interest of Named Experts and Counsel.	3

Item 6. Indemnification of Directors and Officers.	4

Item 7. Exemption from Registration Claimed.	4

Item 8. Exhibits.	4

Item 9. Undertakings.	4

SIGNATURES	6

INDEX OF EXHIBITS	8

EX-4.11: AGA MEDICAL HOLDINGS, INC. 2008 EMPLOYEE STOCK PURCHASE PLAN
EX-5.1: OPINION OF RONALD E. LUND, ESQ.
EX-23.1: CONSENT OF ERNST & YOUNG LLP.
EX-23.2: CONSENT OF RECONTA ERNST & YOUNG S.p.A.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants in the AGA Medical Holdings, Inc. 2006 Equity Incentive Plan (the “2006 EIP”), the AGA Medical Holdings, Inc. 2008 Equity Incentive Plan (the “2008 EIP”) and the AGA Medical Holdings, Inc. 2008 Employee Stock Purchase Plan (the “ESPP”, and together with the 2006 EIP and the 2008 EIP, the “Plans”) covered by this Registration Statement as required by Rule 428(b)(1).  Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents, which have been filed by AGA Medical Holdings, Inc. (the “Company”) with the Commission, are hereby incorporated by reference in this Registration Statement:

1.             The Company’s Prospectus dated October 20, 2009, filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the ‘‘Securities Act’’) (Registration No. 333-151822) on October 21, 2009;

2.             The description of the Company’s common stock contained in its Registration Statement on Form 8-A filed with the Commission on October 15, 2009 pursuant to Section 12(b) of the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5.   Interest of Named Experts and Counsel.

Ronald E. Lund, Esq., whose legal opinion with respect to the securities registered hereunder is filed as Exhibit 5.1 hereto, is an employee of the Company and participates in the Plans and other benefit plans established by the Company.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.  As permitted by the Delaware General Corporation Law, the Company’s Amended and Restated Certificate of Incorporation includes provisions that (i) eliminate, to the fullest extent permitted by the Delaware General Corporation Law, the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, and (ii) require the Company to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions.

As permitted by the Delaware General Corporation Law, the Amended and Restated Bylaws of the Company provides that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Company may indemnify any other person as set forth in the Delaware General Corporation Law, and (iii) the rights conferred in the Amended and Restated Bylaws are not exclusive.

At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

Reference is also made to Section 8 of the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the Company against certain liabilities.  The indemnification provision in the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may be sufficiently broad to permit indemnification of the Company’s directors and officers for liabilities arising under the Securities Act.

The Company currently maintains liability insurance for its directors and officers. The Company expects to obtain additional liability insurance for its directors and officers. Such insurance would be available to the Company’s directors and officers in accordance with its terms.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

Item 9. Undertakings.

(a)           The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 26th day of October, 2009.

AGA MEDICAL HOLDINGS, INC.

By:	/s/ Ronald E. Lund
Name: Ronald E. Lund
Title: Senior Vice President, General Counsel
and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John R. Barr and Ronald E. Lund his or her true and lawful agent, proxy and attorney-in-fact, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming that all such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

To effect the above, each of the undersigned has executed this Power of Attorney as of the date indicated beside each name.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed on the dates indicated by the following persons in the capacities indicated:

Signature	Title	Date

/s/ John R. Barr	Chief Executive Officer (Principal Executive	October 26, 2009
John R. Barr	Officer)

/s/ Brigid A. Makes	Chief Financial Officer (Principal Financial	October 26, 2009
Brigid A. Makes	Officer and Principal Accounting Officer)

/s/ Tommy G. Thompson	Chairman	October 26, 2009
Tommy G. Thompson

/s/ Franck L. Gougeon	Director	October 26, 2009
Franck L. Gougeon

Director
Daniel A. Pelak

Signature	Title	Date
/s/ Paul B. Queally	Director	October 26, 2009
Paul B. Queally

/s/ Terry Allison Rappuhn	Director	October 26, 2009
Terry Allison Rappuhn

/s/ Darrell J. Tamosuinas	Director	October 26, 2009
Darrell J. Tamosuinas

/s/ Sean M. Traynor	Director	October 26, 2009
Sean M. Traynor

Director
Jack P. Helms

INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit

4.1

Form of Amended and Restated Certificate of Incorporation of AGA Medical Holdings, Inc. (Incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on October 20, 2009 (File No. 333-151822).)

4.2

Form of Amended and Restated Bylaws of AGA Medical Holdings, Inc. (Incorporated herein by reference to Exhibit 3.2 to the Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on October 1, 2009 (File No. 333-151822).)

4.3

Third Amended and Restated Stockholders Agreement, dated as of October 20, 2009, by and among AGA Medical Holdings, Inc., Welsh, Carson, Anderson & Stowe IX, L.P., WCAS Capital Partners IV, L.P., the WCAS Stockholders as defined therein, Franck L. Gougeon, Gougeon Shares, LLC and The Franck L. Gougeon Revocable Trust Under Agreement Dated June 28, 2006. (Incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on October 20, 2009 (File No. 333-151822).)

4.4

Amended and Restated Stock Purchase Agreement, dated as of July 28, 2005, by and among AGA Medical Corporation, Franck L. Gougeon and Welsh, Carson, Anderson & Stowe IX, L.P. and its co-investors listed therein. (Incorporated herein by reference to Exhibit 4.5 to the Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on July 20, 2009 (File No. 333-151822).)

4.5

Omnibus Amendment Agreement by and among AGA Medical Holdings, Inc., AGA Medical Corporation, Welsh, Carson, Anderson & Stowe IX, L.P. and Franck L. Gougeon, dated July 28, 2005, which constitutes Amendment No. 1 to the Amended and Restated Stock Purchase Agreement dated as of July 28, 2005 and Amendment No. 1 to the Stockholders Agreement dated as of July 28, 2005. (Incorporated herein by reference to Exhibit 4.7 to the Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on August 8, 2008 (File No. 333-151822).)

4.6

Amendment No. 2 to Amended and Restated Stock Purchase Agreement, dated as of June 20, 2008, by and among AGA Medical Corporation, Welsh, Carson, Anderson & Stowe IX, L.P. and its co-investors therein and Franck L. Gougeon. (Incorporated herein by reference to Exhibit 4.8 to the Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on August 8, 2008 (File No. 333-151822).)

4.7

Amended and Restated Registration Rights Agreement, dated as of April 21, 2008, by and among AGA Medical Holdings, Inc., Welsh, Carson, Anderson & Stowe IX, L.P., WCAS Capital Partners IV, L.P., the WCAS Investors as defined therein, Franck L. Gougeon, Gougeon Shares, LLC and The Franck L. Gougeon Revocable Trust Under Agreement Dated June 28, 2006. (Incorporated herein by reference to Exhibit 4.8 to the Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on November 24, 2008 (File No. 333-151822).)

4.8

First Amendment to Amended and Restated Registration Rights Agreement, dated as of January 5, 2009, by and between AGA Medical Holdings, Inc. and Welsh, Carson, Anderson & Stowe IX, L.P. (Incorporated herein by reference to Exhibit 4.9 to the Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on June 5, 2009 (File No. 333-151822).)

4.9

AGA Medical Holdings, Inc. 2006 Equity Incentive Plan. (Incorporated herein by reference to Exhibit 10.2 to the Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on August 8, 2008 (File No. 333-151822).)

4.10	Form of AGA Medical Holdings, Inc. 2008 Equity Incentive Plan. (Incorporated herein by reference to Exhibit 10.3 to the Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on

September 22, 2009 (File No. 333-151822).)

4.11	AGA Medical Holdings, Inc. 2008 Employee Stock Purchase Plan.

5.1	Opinion of Ronald E. Lund, Esq., Senior Vice President, General Counsel and Secretary of the Company.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Reconta Ernst & Young S.p.A.

23.3	Consent of Ronald E. Lund, Esq. (filed as part of Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature pages to this Registration Statement).